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                                                                   Exhibit 11.01

          Grey Advertising Inc. and Consolidated Subsidiary Companies Exhibit - Statement Re: Computation of Net Income Per Share

                                                                      For the Year Ended
                                                                                    Restated(2)
                                                               December 31          December 31
                                                                  1993                  1992
                                                               -----------          -----------
PRIMARY
Average shares outstanding(1)                                 1,247,711               1,163,232

Net effect of dilutive stock options-
based on the treasury stock method
using average market price                                       16,189                  42,009
                                                            -----------             -----------
     TOTAL                                                    1,263,900               1,205,241
                                                            ===========             ===========

Net Income                                                  $17,681,000             $15,904,000
Less:  Effect of dividend requirements
     and the increase (decrease) in
     redemption value of redeemable
     preferred stock                                           (672,000)               (621,000)
                                                            -----------             -----------
NET EARNINGS USED IN COMPUTATION                            $17,009,000             $15,283,000
                                                            ===========             ===========
                                                            $     13.46             $     12.68
                                                            ===========             ===========
FULLY DILUTED
     Average shares outstanding(1)                            1,247,711               1,163,232

     Net effect of dilutive stock options -
     based on the treasury stock method
     using the period-end market price, if
     higher than the average market price                        20,639                  44,567

     Assumed conversion of 8.5% convertible
     subordinated debentures issued
     December 1993                                               50,999                  51,000
                                                            -----------             -----------
      TOTAL                                                   1,319,349               1,258,799
                                                            ===========             ===========

Net Income                                                  $17,681,000             $15,904,000
Less:  Effect of dividend requirements
     and the increase (decrease) in
     redemption value of redeemable
     preferred stock                                           (672,000)               (621,000)
Add:  8.5% covertible subordinated
     debentures Interest, net of Income
     tax effect                                                 139,000                 140,000
                                                            -----------             -----------
NET EARNINGS USED IN COMPUTATION                            $17,148,000             $15,423,000
                                                            ===========             ===========
                                                            $     13.00             $     12.25
                                                            ===========             ===========

(1) Includes 10,237 shares and 259 shares for 1993 and 1992, respectively, expected to be issued pursuant to the terms of the Senior Management Incentive Plan
(2) After restatement for the increase in the Provision for Taxes on Income of $600,000 due to the adoption of FAS109, Accounting for Income Taxes.